Exhibit 99.1

For immediate release

AAR REPORTS THIRD QUARTER FISCAL YEAR 2017 RESULTS

•           Third quarter diluted earnings per share from continuing operations of  $0.38, up 31% from Q3 FY2016

•           Third quarter sales of $446.7 million, up 8.4% from Q3 FY2016

•           Significant new business wins during the quarter

WOOD DALE, ILLINOIS (March 21, 2017) — AAR CORP. (NYSE: AIR) today reported third quarter Fiscal Year 2017 consolidated sales of $446.7 million and income from continuing operations of $13.1 million, or $0.38 per diluted share.  For the third quarter of the prior fiscal year, the Company reported sales of $412.1 million and income from continuing operations of $9.9 million, or $0.29 per diluted share.

Sales in Aviation Services increased 9.6% in the quarter reflecting continued strong performance for the Company’s industry leading supply chain management solutions.  Sales in Expeditionary Services also increased 1.6% as volumes continue to recover in the mobility business.

The Company announced significant new business wins in the quarter including the award of a comprehensive supply chain management and component repair agreement with Allegiant Air covering their fleet of A320 aircraft and an agreement to provide landing gear overhaul and exchange services for SkyWest’s fleet of Bombardier CRJ aircraft.  Our services on these new awards began in the third quarter.  Subsequent to the end of the quarter, we signed a five year agreement with India’s largest airline, Interglobe Aviation Limited (IndiGo), to provide landing gear overhaul services on up to 49 full ship sets of A320 landing gear.

Third quarter sales to commercial customers represented 68.1% of consolidated sales, compared to 60.6% of consolidated sales in the third quarter of last year.  Sales to government and defense customers represented 31.9% of consolidated sales compared to 39.4% in the prior year’s quarter.

Selling, general and administrative expenses as a percentage of sales were 10.6% for the quarter, compared to 10.5% last year. During the quarter, we incurred approximately $1.4 million in legal fees related to our defense of the INL/A Aviation Support Services Contract (the “INL/A Contract”) awarded by the U.S. Department of State (“DoS”) on September 1, 2016 and protested by the incumbent.  The U.S. Government Accountability Office reaffirmed the award on December

23, 2016, and the incumbent filed a second protest with the U.S. Court of Federal Claims (“COFC”) on December 28, 2016.  We are an intervenor in the COFC case and expect a decision from the COFC on the incumbent’s protest no later than August 2017.

Net interest expense from continuing operations for the quarter was $1.4 million compared to $1.6 million last year.  Also during the quarter, the Company paid cash dividends of $2.5 million, or $0.075 per share.  Average diluted share count for the quarter was 34.2 million compared to 34.4 million in the third quarter last year.

Net debt at February 28, 2017 was $162.7 million compared to $145.3 million at February 29, 2016.  The net debt increase during the quarter was primarily for investments in assets to support our recently announced long term flight hour program awards.

“We are very pleased with our progress during the quarter as we continue to use our strong financial position to support our customers,” said David P. Storch, Chairman, President, and Chief Executive Officer of AAR CORP.  “We are investing in inventory and systems infrastructure as we provide cost effective long term supply chain solutions for our customers.”

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CDT on March 21, 2017. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will also be available by calling 855-859-2056 from inside the U.S. or 404-537-3406 from outside the U.S. (access code 8291068). The replay will be available from 7:15 p.m. CST on March 21, 2017, until 10:59 p.m. CST on March 28, 2017.

About AAR

AAR is a global aftermarket solutions company that employs more than 4,500 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. Additional information can be found at www.aarcorp.com.

Contact: Jason Secore, Vice President, Treasurer | (630) 227-2075 | jason.secore@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2016. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income (In millions except per share data - unaudited)	Three Months Ended February 28/29,		Nine Months Ended February 28/29,
	2017	2016	2017	2016

Sales	$446.7	$412.1	$1,275.3	$1,230.3
Cost and expenses:
Cost of sales	377.7	352.8	1,078.6	1,058.0
Selling, general and administrative	47.4	43.1	138.5	126.2

Loss from aircraft joint ventures	(0.2)	—	(0.2)	(0.4)

Operating income	21.4	16.2	58.0	45.7

Loss on extinguishment of debt	—	—	—	(0.4)
Interest expense	(1.5)	(1.7)	(4.0)	(5.2)
Interest income	0.1	0.1	0.2	0.2

Income from continuing operations before income tax expense	20.0	14.6	54.2	40.3
Income tax expense	6.9	4.7	19.1	13.8
Income from continuing operations	13.1	9.9	35.1	26.5
Income (Loss) from discontinued operations	0.6	(5.1)	0.2	9.2
Net income	$13.7	$4.8	$35.3	$35.7

Earnings (Loss) per share — basic:
Continuing operations	$0.39	$0.29	$1.03	$0.76
Discontinued operations	0.02	(0.15)	0.01	0.27
Earnings per share — Basic	$0.41	$0.14	$1.04	$1.03

Earnings (Loss) per share — diluted:
Continuing operations	$0.38	$0.29	$1.02	$0.76
Discontinued operations	0.02	(0.15)	0.01	0.27
Earnings per share — Diluted	$0.40	$0.14	$1.03	$1.03

Share Data:

Average shares outstanding — Basic	33.7	34.2	33.9	34.5
Average shares outstanding — Diluted	34.2	34.4	34.3	34.7

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights (In millions except per share data)	February 28, 2017	May 31, 2016
	(Unaudited)
Cash and cash equivalents	$10.1	$31.2
Current assets	893.1	881.7
Current liabilities (excluding debt accounts)	340.8	329.4
Net property, plant and equipment	211.9	238.1
Total assets	1,502.1	1,456.0
Total debt	172.8	150.1
Stockholders’ equity	885.7	865.8
Book value per share	$25.82	$25.10
Shares outstanding	34.3	34.5

Sales By Business Segment (In millions - unaudited)	Three Months Ended February 28/29,		Nine Months Ended February 28/29,
	2017	2016	2017	2016
Aviation Services	$382.8	$349.2	$1,064.1	$1,024.6
Expeditionary Services	63.9	62.9	211.2	205.7
	$446.7	$412.1	$1,275.3	$1,230.3

Gross Profit by Business Segment (In millions - unaudited)	Three Months Ended February 28/29,		Nine Months Ended February 28/29,
	2017	2016	2017	2016
Aviation Services	$63.4	$58.6	$172.8	$166.7
Expeditionary Services	5.6	0.7	23.9	5.6
	$69.0	$59.3	$196.7	$172.3

Note: Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measure reported on a non-GAAP basis to compare financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).

Net Debt (In millions- unaudited)	February 28, 2017	February 29, 2016
Total debt	$172.8	$195.7
Less: Cash and cash equivalents	(10.1)	(50.4)
Net debt	$162.7	$145.3